Exhibit 99.2

CAI International, Inc. Announces Increase in Commitment and Extension of Revolving Credit Facility.

SAN FRANCISCO, CA, August 23, 2010—CAI International, Inc. (CAI) (NYSE: CAP), one of the world’s leading lessors of intermodal freight containers, today reported that it has amended its revolving credit facility. The primary provisions of the amendment:

•	Extends the maturity date by two years to September 25, 2014;

•	Increases the commitment from $290 million to $330 million with the ability to increase the facility up to $390 million without lender prior approval;

•	Revises the covenant structure to permit higher levels of capital investment; and

•	Amends the pricing grid

Masaaki (John) Nishibori, CEO of CAI, commented, “We are extremely pleased with the support we have received from our lenders and the confidence they have shown us by increasing the commitment level to CAI and revising the covenant structure. Demand for container leasing remains strong and these changes to the revolving credit agreement permit us to immediately take advantage of the attractive capital expenditure opportunities presented to CAI this year and beyond.”

He continued, “This revision to our bank deal allows us to meet the needs of some of our best customers and we are in discussions with lenders for additional debt facilities that would provide us additional capital. We would like to thank Bank of America, N.A. as our administrative agent on the credit facility, and all our lenders for their continued support to CAI and participation in our revolving credit agreement.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of June 30, 2010, the company operated a worldwide fleet of approximately 776,000 TEUs of containers through 12 offices located in 10 countries including the United States.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, potential availability of new credit facilities, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

Contact:

Victor Garcia, Chief Financial Officer

(415) 788-0100

vgarcia@caiintl.com